EXHIBIT 12


            COMPUTATIONS OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


The following table reflects Silgan Holdings Inc.'s computations of its ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                Years Ended December 31,
                                                                ------------------------
                                                            1998           1997         1996
                                                            ----           ----         ----
                                                                (Dollars in thousands)

Income before income taxes...........................     $ 72,808      $ 43,866      $ 33,937

Add:

     Interest expense and amortization
          of debt expense............................       81,456        80,693        89,353

     Rental expense representative of
          interest factor............................        1,140         1,086         1,072
                                                          --------      --------      --------

     Net income as adjusted..........................     $155,404      $125,645      $124,362
                                                          ========      ========      ========


Combined fixed charges and preferred stock dividends:

     Interest expense and amortization
          of debt expense............................     $ 81,456      $ 80,693      $ 89,353

     Rental expense representative of
          interest factor............................        1,140         1,086         1,072

     Preferred stock dividend requirement............         -            3,224         3,006
                                                          --------      --------      --------

     Total combined fixed charges and preferred
          stock dividends............................     $ 82,596      $ 85,003      $ 93,431
                                                          ========      ========      ========

Ratio of earnings to combined fixed charges
     and preferred stock dividends...................         1.88          1.48          1.33
                                                          ========      ========      ========